Exhibit 10.1

THE ANN INC.

2003 EQUITY INCENTIVE PLAN, AS AMENDED

1. Purpose.

This 2003 Equity Incentive Plan (the “Plan”) is intended to encourage stock ownership by employees of ANN INC. (the “Corporation”), its divisions and Subsidiary Corporations, so that they may acquire or increase their proprietary interest in the Corporation, and to encourage such employees to remain in the employ of the Corporation, its divisions and Subsidiary Corporations, and to put forth maximum efforts for the success of the business. The Plan is also intended to encourage Directors of the Corporation who are not employees or officers of the Corporation or its Subsidiary Corporations (“Eligible Directors”) to acquire or increase their proprietary interest in the Corporation and to further promote and strengthen the interest of such Eligible Directors in the development and financial success of the Corporation and to assist the Corporation in attracting and retaining highly qualified Eligible Directors.

2. Definitions.

As used in this Plan, the following words and phrases shall have the meanings indicated:

(a)	“AWARD” shall mean an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Unit Award or Other Award granted pursuant to the Plan.

(b)	“CAUSE” used in connection with the termination of employment or service of a Grantee, shall, unless otherwise determined by the Committee or specified in the Grantee’s employment agreement, mean a termination of employment or service of the Grantee by the Corporation or a division or Subsidiary Corporation due to (i) the Grantee’s failure to render services in accordance with the terms of such Grantee’s employment or service, which failure amounts to a material neglect of such Grantee’s duties, (ii) the commission by the Grantee of an act of fraud, misappropriation (including, without limitation, the unauthorized disclosure of confidential or proprietary information) or embezzlement, or (iii) a conviction of or guilty plea or confession to any felony.

(c)	“CODE” shall mean the Internal Revenue Code of 1986, as amended.

(d)	“COMMON STOCK” shall mean shares of the Corporation’s Common Stock, par value $.0068 per share.

(e)	“DISABILITY” shall mean a Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(f)	“EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended.

(g)	“EXECUTIVE OFFICER” shall mean an officer of the Corporation who is an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act.

(h)	“FAIR MARKET VALUE” per share as of a particular date shall mean (i) the closing sales price per share of Common Stock as reported on the New York Stock Exchange (or if the shares of Common Stock are not then traded on such exchange, on the principal national securities exchange on which they are then traded) for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are not then traded on a national securities exchange but are traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee (as defined in Section 3 hereof) in its discretion may determine.

(i)	“GRANTEE” shall mean a person to whom an Award has been granted.

(j)	“INCENTIVE STOCK OPTION” shall mean an Option that is intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(k)	“NONSTATUTORY STOCK OPTION” shall mean an Option that is not intended to be an Incentive Stock Option.

(l)	“OPTION” shall mean the right, granted to a Grantee pursuant to Section 6, to purchase a specified number of shares of Common Stock, on the terms and subject to the restrictions set forth in this Plan and by the Committee upon the grant of the Option to the Grantee.

(m)	“OTHER AWARD” shall mean an award granted pursuant to Section 8 that is subject to the terms and restrictions set forth in this Plan.

(n)	“PERFORMANCE-BASED COMPENSATION” shall mean compensation that satisfies the requirements of Section 162(m) of the Code (“Section 162(m)”) for deductibility of remuneration paid to a “covered employee,” as that term is defined in Section 162(m).

(o)	“PERFORMANCE GOAL” shall mean the specific objectives that may be established by the Committee, from time to time, with respect to an award granted under the Plan, which objectives shall be based on one or more of the following, determined in accordance with generally accepted accounting principles, as applicable: revenue; net or gross sales; comparable store sales; net income; gross margin; operating profit (corporate and/or divisional); earnings before all or any of interest, taxes, depreciation and/or amortization; cash flow; working capital; return on equity, assets, cash or cash equivalents on balance sheet, capital or investment; market share; sales (net or gross) measured by store, product line, territory, operating or business unit, customers, or other category; earnings or book value per share of Common Stock; earnings from continuing operations; net worth; turnover or shrinkage in inventory; levels of expense, cost or liability by store, product line, territory, operating or business unit or other category; appreciation in the price of Common Stock; the payment of a dividend on Common Stock; total shareholder return (stock price appreciation plus dividends); any other Generally Accepted Accounting Principles (“GAAP”) financial measures; implementation of critical projects or processes consisting of one or more objectives based on meeting specified market penetration, geographical business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons; and personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions. Where applicable, the Performance Goal may be expressed in terms of attaining a specified level of the selected criterion or the attainment of a percentage increase or decrease in the selected criterion, or may be applied to the performance of the Corporation relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Performance Goals may relate to the performance of a store, business unit, Subsidiary Corporation, product line, division, territory, or the Corporation or a combination thereof.

(p)	“PERFORMANCE PERIOD” shall mean the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to any Award that is intended to qualify as Performance-Based Compensation.

(q)	“PERFORMANCE SCHEDULE” shall mean a schedule or other objective method of determining the achievement of a Performance Goal relative to the applicable Performance Target.

(r)	“PERFORMANCE TARGET” shall mean the Performance Goal established by the Committee with respect to a Performance Period.

(s)	“RESTRICTED SHARE” shall mean a share of Common Stock, awarded to a Grantee pursuant to Section 7, that is subject to the terms and restrictions set forth in this Plan and by the Committee upon the award of the Restricted Share to the Grantee.

(t)	“RESTRICTED UNIT” shall mean the right, awarded to a Grantee pursuant to Section 7, to receive a share of Common Stock or an amount in cash equal to the Fair Market Value of one share of Common Stock, on the terms and subject to the restrictions set forth in this Plan and in the applicable Award agreement.

(u)	“RETIREMENT” shall mean a Grantee’s voluntary termination of employment with the Corporation and its Subsidiary Corporations after age 65 with at least 5 years of service with the Corporation or its Subsidiary Corporations, or as otherwise provided in the applicable Award agreement.

(v)	“STOCK APPRECIATION RIGHT” (or “SAR”) shall mean the right granted to a Grantee, pursuant to Section 6, to receive shares of Common Stock or cash upon exercise of a specified number of shares of Common Stock, on the terms and subject to the restrictions set forth in this Plan and in the applicable Award agreement.

(w)	“SUBSIDIARY CORPORATION” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the employer corporation if, at the time of granting an Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(x)	“SUBSTITUTE AWARDS” shall mean Awards granted or shares of Common Stock issued by the Corporation in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Corporation or any Subsidiary Corporation or with which the Company or any Subsidiary Corporation combines.

3. Administration.

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”) (or any duly authorized subcommittee of the Committee). The Committee shall consist solely of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m), a “nonemployee director” within the meaning of Rule 16b-3, as from time to time amended, promulgated under Section 16 of the Exchange Act, and an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual.

The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the purchase price of the shares of Common Stock covered by each Option (the “Option Price”); to determine the exercise price of the shares of Common Stock covered by each SAR (the “SAR Exercise Price”); to determine the persons to whom, and the time or times at which, Awards shall be granted; to determine the number of shares to be covered by each Option, SAR or Other Award and to determine the number of Restricted Shares and Restricted Units to be covered by each Restricted Stock Award and Restricted Unit Award; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the agreements (which need not be identical) entered into in connection with grants of Options and SARs (“Option Agreements” and “SAR Agreements”), Restricted Stock Awards and Restricted Unit Awards (“Restricted Award Agreements”) or Other Awards (“Other Award Agreements”); and to make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the foregoing (but subject to the provisions of Section 6(k)), the Committee shall not have the authority to reduce the exercise price for any Option or SAR by repricing or replacing such Option or SAR unless the Corporation shall have obtained the prior consent of its stockholders.

The determinations of the Committee shall be binding and conclusive on all parties. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee shall have the authority in its discretion to delegate to specified officers of the Corporation the power to make Awards, including, without limitation, to determine the terms of such Awards, and the power to extend the exercisability of Options and SARs pursuant to Section 6(g) or 6(h) hereof, in each case consistent with the terms of this Plan (but only to the extent permissible under Section 409A of the Code, hereinafter, “Section 409A,” and the provisions of Section 157 of the Delaware General Corporations Law) and subject to such restrictions, if any, as the Committee may specify when making such delegation; provided that the delegates shall not have authority to make Awards to, or extend the exercisability of Options and SARs held by, such delegates or any Executive Officer or Eligible Director. Any delegation of duties by the Committee pursuant to this paragraph shall be subject to the requirements of Section 162(m), Rule 16b-3 and the New York Stock Exchange Listed Company Manual, as applicable.

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award made hereunder.

4. Eligibility.

Awards may be granted to employees (including, without limitation, officers who are employees) of the Corporation or its present or future divisions and Subsidiary Corporations, and to Eligible Directors. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Corporation and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. A person to whom an Option has been granted hereunder is sometimes referred to herein as an “Optionee.”

A Grantee shall be eligible to receive more than one Award during the term of the Plan, but only on the terms and subject to the restrictions hereinafter set forth.

5. Stock.

The shares of Common Stock available to be delivered upon issuance or settlement of an Award hereunder may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Corporation. The aggregate number of shares of Common Stock as to which Awards may be granted from time to time under this Plan on or after the date of the 2013 meeting of the shareholders of the Corporation shall not exceed 3,425,000, it being understood that one (1) share shall count against such limit for each share of Common Stock underlying an Award granted pursuant to the Plan after February 2, 2013. The maximum number of shares of Common Stock that may be covered by Incentive Stock Options shall not exceed 800,000 in the aggregate.

Under the Plan, no single Grantee may be granted Awards in the aggregate covering more than 800,000 shares of Common Stock, of which up to 800,000 Awards may be Incentive Stock Options, during any fiscal year of the Corporation. The limitations set forth in this Section 5 shall be subject to adjustment as provided in Section 6(k) or 7(f) hereof, as applicable.

If after February 2, 2013 any shares subject to an Award are forfeited, canceled, exchanged or surrendered, or if an Award otherwise terminates or expires without a distribution or payment required to be made to the Grantee in respect of all or a portion of the shares subject to the Award, the shares of Common Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. In connection with the exercise of an Option or SAR (whether settled in cash or in shares of Common Stock) the excess of the number of shares of Common Stock with respect to which the Option or SAR is exercised over the number of shares of Common Stock actually delivered to the Grantee (or in the case of a cash settlement, the number of shares equivalent in value to the cash delivered) in connection with such exercise shall again be available for Awards under the Plan. Shares of Common Stock available for Awards under the Plan shall be increased by the following: (i) shares tendered or withheld in payment of the exercise price of an award and (ii) shares tendered or withheld in respect of tax withholding obligations.

Substitute Awards shall not reduce the number of shares of Common Stock available for Awards under the Plan, nor shall shares of Common Stock subject to Substitute Awards again be available for Awards under the Plan pursuant to the preceding paragraph. Additionally, in the event that a company which is acquired by or combined with the Corporation or any Subsidiary Corporation has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for grant under the Plan (and shares subject to such Awards shall not be again available for grant under this Plan); provided, that Awards granted using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Corporation or any Subsidiary Corporation immediately prior to such acquisition or combination.

6. Terms and Conditions of Options and Stock Appreciation Rights.

Each Option and SAR granted pursuant to the Plan shall be evidenced by a written Option Agreement or SAR Agreement (as applicable) between the Corporation and the Grantee, which agreement shall comply with and be subject to the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish):

(a)	NUMBER OF SHARES. Each Option Agreement and SAR Agreement shall state the number of shares of Common Stock to which the Option or SAR (as applicable) relates. The number of shares subject to any Option and SAR shall be subject to adjustment as provided in Section 6(k) hereof.

(b)	TYPE OF OPTION. Each Option Agreement shall specifically state whether the Option is intended to be an Incentive Stock Option.

(c)	OPTION PRICE; SAR EXERCISE PRICE. Each Option Agreement and SAR Agreement shall state the Option Price or SAR Exercise Price (as applicable), which, except with respect to an Option or SAR which is a Substitute Award, shall be not less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock of the Corporation on the date of grant of the Option or SAR (as applicable); provided, however, a SAR granted in tandem with, but subsequent to, the Option, or an SAR granted in exchange for an Option, may have a SAR Exercise Price not less than the Option Price of such Option (subject to the requirements of Section 409A). The Option Price and SAR Exercise Price shall be subject to adjustment as provided in Section 6(k) hereof. The date on which the Committee adopts a resolution expressly granting an Option or SAR shall be considered the day on which such Option or SAR is granted, unless such resolution expressly provides for a specific later date.

(d)	MEDIUM AND TIME OF PAYMENT OF OPTION PRICE. The Option Price shall be paid in full, at the time of exercise, (i) in cash, (ii) in previously-owned shares of Common Stock having a Fair Market Value equal to such Option Price, (iii) in a combination of cash and shares, or (iv) in the sole discretion of the Committee, through a cashless exercise procedure involving a broker.

(e)

TERM AND EXERCISE OF OPTIONS AND SARS. Except as provided in Section 6(k) hereof or unless otherwise determined by the Committee, the shares covered by an Option or SAR shall become exercisable over such period, in cumulative installments or otherwise, or upon the satisfaction of such Performance Goals or other conditions, as the Committee shall determine; provided, however, that the

Committee shall have the authority to accelerate the exercisability of all or any portion of any outstanding Option or SAR at such time and under such circumstances as it, in its sole discretion, deems appropriate, and provided further, however, that such exercise period shall not exceed 10 years from the date of grant of such Option or SAR. The exercise period shall be subject to earlier termination as provided in Sections 6(g) and 6(h) hereof. In the event that the day on which an Option (other than an Incentive Stock Option) would expire occurs during a period in which trading in Common Stock is prohibited by law or the Corporation’s policy, the expiration date of such Option shall automatically be extended until the 30th day following the end of such prohibition. An Option or SAR may be exercised, as to any or all full shares of Common Stock as to which the Option or SAR has become exercisable, by giving written or electronic notice of such exercise to the Secretary of the Corporation; provided, however, that an Option or SAR may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Option or SAR is then exercisable if such number of shares is less than 100).

(f)	OTHER CONDITIONS APPLICABLE TO SARS. A SAR may be granted in tandem with all or part of an Option (in which case the exercise of the Option or SAR, as applicable, will reduce the number of shares remaining for exercise under the tandem SAR or Option, as applicable) or at any subsequent time during the term of such Option, or without regard to any Option. Upon the exercise of a SAR, the Grantee shall have the right to receive for each share for which the SAR is exercised the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at the time of grant) over (ii) the SAR Exercise Price. The Committee shall determine in its sole discretion whether payment on exercise of an SAR shall be made in shares, cash, other property, or any combination thereof.

(g)	TERMINATION. Except as provided in this Section 6(g) and in Section 6(h) hereof (and except as otherwise provided in the applicable Award agreement), an Option or SAR may not be exercised unless the Grantee is then in the employ or service of the Corporation or one of its divisions or Subsidiary Corporations, and unless the Grantee has remained continuously so employed or in service since the date of grant of the Option or SAR. Except as provided in the applicable Option Agreement or SAR Agreement, in the event that the employment or service of a Grantee shall terminate or cease other than by reason of death, Disability, Retirement or a termination by the Corporation for Cause, all Options and SARs theretofore granted to such Grantee that are exercisable at the time of such termination may, to the extent not theretofore exercised or canceled, be exercised at any time within the earlier of when the Options or SARs expire pursuant to Section 6(e) hereof and three (3) months after such termination of employment or cessation of service, as applicable; provided, however, that the Committee may in its discretion extend the period for exercise of such Options or SARs to a date later than three (3) months after such separation or cessation date, but in any event not beyond the date on which the Option or SAR would otherwise expire pursuant to Section 6(e) hereof. Notwithstanding the foregoing, except as provided in the applicable Option Agreement or SAR Agreement, if the employment of a Grantee shall terminate voluntarily by the Grantee or by the Corporation for Cause, all Options and SARs theretofore granted to such Grantee shall, to the extent not theretofore exercised, terminate on the day following termination.

(h)	DEATH, DISABILITY OR RETIREMENT. Except as provided in the applicable Option Agreement or SAR Agreement, if a Grantee shall die while employed by or in service to the Corporation or a Subsidiary Corporation, or if the Grantee’s employment or service shall terminate or cease by reason of Disability or Retirement, all Options and SARs theretofore granted to such Grantee, to the extent exercisable on the date of death or separation, may be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Option or SAR by bequest or inheritance or otherwise by reason of the death or Disability of the Grantee, at any time within three (3) years after the date of death or termination by reason of Disability or Retirement, or at such later time as the Committee may in its discretion determine, but in any event not beyond the date on which the Option or SAR would otherwise expire pursuant to Section 6(e) hereof.

(i)	NONTRANSFERABILITY OF OPTIONS AND SARS. Options and SARs granted under the Plan shall not be transferable except (i) by will or the laws of descent and distribution, or (ii) as specifically provided below in this Section (6)(i). Any Grantee may transfer Nonstatutory Stock Options and SARs to charitable organizations or members of his or her Immediate Family (as defined below) if (x) the Option Agreement or SAR Agreement (as applicable) pursuant to which the Nonstatutory Stock Option or SAR was granted so provides, (y) such agreement was approved by the Board or the Committee, and (z) the Grantee does not receive any consideration for the transfer. “Immediate Family” means children, grandchildren, and spouse of the Grantee (including domestic partners under applicable law) or one or more trusts for the benefit of such family members or partnerships or other entities in which such family members are the only partners or holders of equity interests. Any Nonstatutory Stock Option Agreement or SAR Agreement may be amended to provide for the transferability feature as outlined above, provided that such amendment is approved by the Board or the Committee. Any Nonstatutory Stock Option or SAR not granted pursuant to an Option Agreement or SAR Agreement expressly permitting its transfer shall not be transferable. During the lifetime of the Grantee, Options or SARs may be exercised only by the Grantee, the guardian or legal representative of the Grantee, or the transferee as permitted under this Section 6(i).

(j)	SPECIAL PROVISIONS APPLICABLE TO INCENTIVE STOCK OPTIONS. The provisions of this Section 6(j) shall apply to the grant of Incentive Stock Options, notwithstanding any other provision of the Plan to the contrary. Only employees of the Corporation or any Subsidiary Corporation may be granted Incentive Stock Options under the Plan. In the case of any Incentive Stock Option, to the extent the aggregate Fair Market Value (determined at the time such Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other Incentive Stock Option plans of the Corporation and any Subsidiary Corporation) exceeds $100,000, such Option shall be treated as a Nonstatutory Stock Option. In no event shall any employee who, at the time such employee would otherwise be granted an Option, owns (within the meaning of Section 424(d) of the Code) stock of the Corporation or any Subsidiary Corporation possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any Subsidiary Corporation, be eligible to receive an Incentive Stock Option under the Plan. To the extent an Incentive Stock Option is exercised more than three months following the termination of the Grantee’s employment (other than a termination resulting from the Grantee’s death or Disability), such Option shall be treated as a Nonstatutory Stock Option.

(k)	EFFECT OF CERTAIN CHANGES. (1) In the event that any extraordinary cash dividend or other distribution is declared (whether in the form of cash, Common Stock, or other property), or there occurs any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, the Committee shall adjust, (i) the number and kind of shares of stock which may thereafter be issued in connection with Options and SARs hereunder, (ii) the number and kind of shares of stock or other property issued or issuable in respect of outstanding Options and SARs, (iii) the exercise price, grant price or purchase price relating to any outstanding award, and (iv) the limitations set forth in Section 5; in such equitable manner as it deems appropriate, in its sole discretion, to prevent the dilution or enlargement of rights; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code. Any fractional shares resulting from such adjustment shall be disregarded.

(2) If an Acceleration Event (as defined below) shall occur while unexercisable Options or SARs remain outstanding under the Plan, such Options and SARs not theretofore exercisable by their terms shall become exercisable in full. An “Acceleration Event” shall occur if:

(A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any person who on the date hereof is a director or officer of the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities;

(B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (A) or (C) of this Section 6(k)(2)) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(C) there is consummated a merger or consolidation of the Corporation with any other entity other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

(D) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

Following the Acceleration Event, the Committee may provide for the cancellation of all Options or SARs then outstanding. Upon such cancellation, the Corporation shall make, in exchange for each such Option or SAR, a payment either in (i) cash; (ii) shares of the successor entity; or (iii) some combination of cash or shares thereof, at the discretion of the Committee, and in each case in an amount per share subject to such Option or SAR equal to the difference between the per share exercise price of such Option or SAR and the Fair Market Value of a share of Common Stock on the date of the Acceleration Event. In the event that the Fair Market Value of a share of Common Stock on the date of the Acceleration Event is less than the per share exercise price of an Option or SAR, the Committee may cancel such Option or SAR without consideration therefor.

(3) In the event of a change in the Common Stock of the Corporation as presently constituted which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

(4) The foregoing adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

(5) Except as hereinbefore expressly provided in this Section 6(k), the Grantee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation; and any issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option or SAR. The grant of an Option or SAR pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

(l)	RIGHTS AS A STOCKHOLDER. A Grantee or a transferee of an Option or SAR shall have no rights as a stockholder with respect to any shares covered by the Option or SAR until the date of the issuance of a stock certificate for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 6(k) hereof.

(m)	PERFORMANCE GOALS. The Committee may determine that the vesting and/or payment of an Option or SAR shall be made subject to one or more Performance Goals. Performance Goals established by the Committee may be different with respect to different Grantees. The Committee shall have the authority to make equitable adjustments to any Performance Goal in recognition of unusual or nonrecurring events affecting the Corporation, its financial statements or its shares, in response to change in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, including any major settlement, judgment or any other material liability in connection with a litigation or governmental proceeding or investigation, or any gain, loss or expense related to the acquisition, disposition or discontinuance of a business or a segment of a business, or related to a change in accounting principles, or to reflect capital charges. Options or SARs granted to Executive Officers which are intended to be Performance-Based Compensation shall comply with the applicable requirements of Section 9 below. With respect to Grantees who are not Executive Officers, Performance Goals may also include such individual objective or subjective performance criteria as the Committee may, from time to time, establish. Performance Goals applicable to any Option or SAR may include a threshold level of performance below which no portion of such Award shall become vested and/or payable, and levels of performance at which specified percentages of such Award shall become vested and/or payable.

(n)	OTHER PROVISIONS. The Option Agreements and SAR Agreements authorized under the Plan may contain such other provisions, including, without limitation, the imposition of (1) restrictions upon the exercise of an Option or SAR and (2) provisions that will result in the forfeiture of an Option or SAR and/or the shares acquired thereunder in the event the Grantee breaches covenants relating to non-competition, confidentiality and non-solicitation of employees and customers, as the Committee shall deem advisable.

7. Terms and Conditions of Restricted Stock Awards and Restricted Unit Awards.

Each Restricted Stock Award and Restricted Unit Award granted under the Plan shall be evidenced by a written Restricted Award Agreement between the Corporation and the Grantee, which agreement shall comply with, and be subject to, the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish):

(a)	NUMBER OF SHARES AND UNITS. The Committee shall determine the number of Restricted Shares to be awarded to a Grantee pursuant to the Restricted Stock Award and the number of Restricted Units to be awarded to a Grantee pursuant to a Restricted Unit Award.

(b)	NONTRANSFERABILITY. Except as set forth in subsections (f) and (h) of this Section 7, a Grantee may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares or Restricted Units awarded to said Grantee under this Plan, or any interest therein, except by will or the laws of descent and distribution, until the Restricted Period (as defined below) shall have elapsed. The Committee may also in its discretion impose such other restrictions and conditions on Restricted Shares and Restricted Units awarded as it deems appropriate including, without limitation, the imposition of provisions that will result in the forfeiture of Restricted Shares and Restricted Units in the event the Grantee breaches covenants relating to non-competition, confidentiality and non-solicitation of employees and customers.

In determining the Restricted Period of an award, the Committee may provide that the restrictions shall lapse with respect to specified percentages of the awarded shares or units on successive anniversaries of the date of such award or upon the satisfaction of such other conditions as the Committee may impose, including, without limitation, the attainment of one or more Performance Goals. To the extent that the vesting of a Restricted Stock Award or Restricted Unit Award is subject to the attainment of one or more Performance Goals, any rights of the Grantee to receive dividends or dividend equivalents in respect of such Restricted Stock Award or Restricted Stock Unit Award shall also be subject to the attainment of such Performance Goals, and may not be paid prior to the achievement of such Performance Goals. The Committee may require that dividend and dividend equivalents on Restricted Stock Awards and Restricted Stock Unit Awards which are subject to time-based vesting requirements may not be paid until the Restricted Period with respect to such Restricted Stock Awards or Restricted Stock Unit Award has lapsed.

In no event shall the Restricted Period end with respect to a Restricted Stock Award or Restricted Unit Award prior to the satisfaction by the Grantee of any liability arising under Section 10 hereof. Any attempt to dispose of any Restricted Shares in contravention of any such restrictions shall be null and void and without effect. The period during which such restrictions on transfer, and such other restrictions as the Committee may impose, are in effect is referred to as the “Restricted Period.”

(c)	CERTIFICATES REPRESENTING RESTRICTED SHARES. The Corporation shall not be required to issue stock certificates representing Restricted Shares awarded to a Grantee until the Restricted Period related to such shares has lapsed. If any stock certificates representing Restricted Shares awarded pursuant to a Restricted Stock Award are issued prior to the lapse of the Restricted Period, such stock certificate shall bear an appropriate legend referring to such restrictions. Such certificates may be retained by the Corporation during the Restricted Period.

(d)	TERMINATION. If the Grantee’s continuous employment or service with the Corporation or any of its divisions or Subsidiary Corporations shall terminate for any reason prior to the expiration of the Restricted Period applicable to any Restricted Shares or Restricted Units granted to such Grantee, or prior to the satisfaction of any other conditions established by the Committee applicable to such Award, except as otherwise determined by the Committee, any such Restricted Shares or Restricted Units then remaining subject to restrictions (after taking into account the provisions of subsections (f) and (h) of this Section 7) shall thereupon be forfeited by the Grantee and any such Restricted Shares shall be transferred to, and reacquired by, the Corporation or its Subsidiary Corporation at no cost to the Corporation or the Subsidiary Corporation. In such event, the Grantee, or in the event of his/her death, his/her personal representative, shall, with respect to any such shares, forthwith deliver to the Secretary of the Corporation any stock certificates in the possession of the Grantee or the Grantee’s representative representing the Restricted Shares remaining subject to such restrictions, accompanied by such instruments of transfer, if any, as may reasonably be required by the Secretary of the Corporation.

(e)	RIGHTS AS A STOCKHOLDER. Upon receipt by a Grantee of a Restricted Stock Award, the Grantee shall possess all incidents of ownership of the Restricted Shares (subject to subsection (b) of this Section 7) including, without limitation, the right to receive or reinvest dividends (to the extent declared by the Corporation and subject to any vesting as described in Subsection (b) of this Section 7) with respect to such shares and to vote such shares.

(f)	EFFECT OF CERTAIN CHANGES. The number of Restricted Shares or Restricted Units subject to a Award shall be appropriately adjusted by the Committee in the event of any circumstance described in Section 6(k)(1). Upon the occurrence of an Acceleration Event, as defined in Section 6(k)(2), all restrictions then outstanding with respect to a Restricted Stock Award shall automatically expire and be of no further force and effect. Upon the occurrence of an Acceleration Event, as defined in Section 6(k)(2), all restrictions then outstanding with respect to a Restricted Unit Award shall automatically expire and be of no further force and effect, and full payment in respect of such Restricted Unit Award shall be made as soon as practicable thereafter, but only if permissible under Section 409A; if such settlement is not permissible under Section 409A, then settlement shall occur in accordance with the other terms of the Restricted Unit Award.

(g)	PERFORMANCE GOALS. The Committee may determine that the vesting and/or payment of a Restricted Stock Award or a Restricted Unit Award shall be made subject to one or more Performance Goals. Performance Goals established by the Committee may be different with respect to different Grantees. The Committee shall have the authority to make equitable adjustments to any Performance Goal in recognition of unusual or nonrecurring events affecting the Corporation, its financial statements or its shares, in response to change in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the acquisition, disposition or discontinuance of a business or a segment of a business, or related to a change in accounting principles, or to reflect capital charges. Restricted Stock Awards or Restricted Unit Awards granted to Executive Officers which are intended to be Performance-Based Compensation shall comply with the requirements of Section 9 below. With respect to Grantees who are not Executive Officers, Performance Goals may also include such individual objective or subjective performance criteria as the Committee may, from time to time, establish. Performance Goals applicable to any Restricted Stock Award or Restricted Unit Award may include a threshold level of performance below which no portion of such Award shall become vested and/or payable, and levels of performance at which specified percentages of such Award shall become vested and/or payable.

(h)	OTHER PROVISIONS. The Committee shall have the authority (and the Restricted Award Agreement may so provide) to cancel all or any portion of any outstanding restrictions and conditions prior to the expiration of the Restricted Period with respect to all or part of a Restricted Stock Award or Restricted Unit Award on such terms and conditions as the Committee may deem appropriate, provided that any such cancellation with respect to Restricted Unit Awards shall only be made in compliance with the provisions of Section 409A. The Restricted Award Agreements authorized under this Plan shall contain such other provisions not inconsistent with the terms hereof as the Committee shall deem advisable. Restricted Unit Awards shall be granted with terms and conditions which comply with or are exempt from the provisions of Section 409A and shall be administered and interpreted in a manner which causes such Restricted Unit Awards to continue to comply with or be exempt from the applicable provisions of Section 409A.

8. Other Awards.

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine (“Other Awards”), which such Other Awards shall be evidenced by agreement in such form as the Committee shall from time to time approve. Without limiting the generality of the preceding sentence, each such Other Awards may (i) involve the transfer of actual shares of Common Stock to Grantees, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of phantom stock, performance shares, deferred share units, stock bonuses or share-denominated performance units, and (iv) be designed to qualify as Performance-Based Compensation; provided that to the extent that any such Other Award is subject to Section 409A, the agreement evidencing the grant of such Other Award shall contain terms and conditions (including, without limitation, deferral and payment provisions), that comply with Section 409A. To the extent the vesting of any Other Award is subject to the achievement of one or more Performance Goals, any rights of the Grantee to receive dividends or dividend equivalents in respect of such Other Awards shall be subject to the attainment of such Performance Goals, and may not be paid prior to the achievement of such Performance Goals.

9. Performance-Based Compensation.

The Committee may grant Awards intended to qualify as Performance-Based Compensation pursuant to the Plan which shall comply with and be subject to the following terms and conditions:

(a)	CALCULATION AND WRITTEN DETERMINATIONS. The amount payable with respect to Awards that are intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m). Determinations by the Committee as to the establishment of Performance Goals for any given Performance Period, the length of the Performance Period, the Performance Schedules for such Performance Period, the level of actual achievement of Performance Goals, and the amount payable with respect to Awards intended to be Performance-Based Compensation shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to Section 162(m), prior to settlement of each such Award intended to be Performance-Based Compensation, that the Performance Goals and other material terms upon which settlement of the Award was conditioned have been satisfied.

(b)	DISCRETIONARY REDUCTION. The Committee may, in its sole discretion, reduce or eliminate the amount payable to any Grantee with respect to an Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Grantees.

(c)	PERFORMANCE MEASURES. The performance goals upon which the payment or vesting of any Award that is intended to qualify as Performance-Based Compensation depend shall (i) be objective business criteria and shall otherwise meet the requirements of Section 162(m), including the requirements that the level or levels of performance targeted by the Committee result in the achievement of those goals being “substantially uncertain,” and (ii) relate to one or more of the Performance Goals, as determined by the Committee in its sole discretion. Performance Goals may differ for Awards made to any one Grantee or to different Grantees.

The Committee shall determine the length of the Performance Period with respect to each Award that is intended to be Performance-Based Compensation; provided that in no event shall such Performance Period be shorter than one fiscal year of the Corporation. Performance Periods may be overlapping. The Committee shall establish the Performance Targets and Performance Schedules for each Performance Period within ninety (90) days of the commencement of such Performance Period and not later than the expiration of the first 25% of the Performance Period.

The Committee may provide, in connection with the setting of the Performance Goals applicable to Awards intended to be Performance-Based Compensation, that any evaluation of performance may include or exclude certain unusual or nonrecurring events affecting the Corporation, its financial statements or its shares, including, without limitation, the following: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification 225-20 “Extraordinary and Unusual Items” and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses. Such inclusions or exclusions shall be prescribed in a form that meets the requirements of Section 162(m) for deductibility.

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Goals. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Awards in a way that disqualifies them as Performance-Based Compensation.

In the event that the requirements of Section 162(m) and the regulations thereunder change to permit Committee discretion to alter the Performance Goals without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

10. Withholding Taxes.

When a Grantee or other person becomes entitled to receive shares of Common Stock or cash pursuant to the exercise of an Option or SAR or upon the lapse of restrictions relating to a Restricted Stock Award, or to receive a cash payment or shares with respect to a Restricted Unit Award or Other Award upon the lapse of restrictions relating thereto, the Corporation shall have the right to require the Grantee or such other person to remit to the Corporation an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Unless otherwise prohibited by the Committee or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of such methods: (a) tendering a cash payment, (b) authorizing the Corporation to withhold from the shares of Common Stock or cash otherwise payable (1) one or more of such shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding tax obligation (which shall be calculated at the minimum required statutory rate) or (2) cash in an amount less than or equal to the amount of the total withholding tax obligation and (c) delivering to the Corporation previously-owned shares of Common Stock having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation.

11. Term of Plan.

Unless terminated earlier by the Board, the term of this Plan shall be 10 years from the date the Plan was amended as of March 6, 2013. No Award shall be granted pursuant to this Plan later than March 6, 2023, but Awards theretofore granted may extend beyond that date in accordance with their terms.

12. Amendment and Termination of the Plan.

The Board may, at any time and from time to time, suspend, terminate, modify or amend the Plan. Except as provided in Section 6 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously made, unless the written consent of the Grantee is obtained. Furthermore, except as provided in Section 6 hereof, no modification or amendment of the Plan shall be made that, without the approval of stockholders, would:

(a) increase the total number of shares reserved for the purpose of the Plan;

(b) reduce the exercise price for Options or SARs by repricing or replacing such Awards; or

(c) otherwise require approval under applicable law or the rules of the New York Stock Exchange (or such other national stock exchange upon which the Common Stock is listed) or to satisfy the requirements of Section 162(m).

Other than as expressly provided in Section 6(k) herein, the Committee shall not have the authority to cancel any outstanding Option or SAR in exchange for cash, securities or another Award, or the issuance of a new Option or SAR (as applicable) in its place with a lower exercise price; provided, however, that this sentence shall not prohibit an exchange offer whereby the Corporation provides certain Grantees with an election to cancel an outstanding Option or SAR and receive cash or a grant of a new Option or SAR (as applicable) at a future date if such exchange offer only occurs with stockholder approval. Notwithstanding the foregoing, the Committee shall have the authority to amend the Plan and any award made hereunder to the extent necessary to cause the Plan or such award to comply with the provisions of Section 409A and such amendment shall not require the consent of the Grantee.

13. Effective Date.

The Plan was initially adopted on March 11, 2003 by the Board of Directors. The Amended and Restated Plan dated March 6, 2013 is subject to approval by the shareholders of the Corporation.

14. Code Section 409A.

The Corporation intends that the Plan and each Award made hereunder that is subject to Section 409A shall comply with Section 409A and that the Plan shall be interpreted, operated and administered accordingly. In the event any term and/or condition of an Award made hereunder would cause the application of an accelerated or additional tax under Section 409A, such term and/or condition shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. Any reservation of rights by the Corporation hereunder affecting the timing of payment of any Award subject to Section 409A will only be as broad as is permitted by Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Corporation or the Committee be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A.

15. Clawback Policies.

Notwithstanding anything in the Plan to the contrary, the Corporation will be entitled, to the extent permitted or required by applicable law, Corporation policy and/or the requirements of an exchange on which the Corporation’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Corporation or any of its Affiliates at any time to a Grantee under this Plan and each Grantee, by accepting an Award pursuant to this Plan, agrees to comply with any Corporation request or demand for such recoupment.

16. Miscellaneous.

(a)	EFFECT OF HEADINGS. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(b)	COMPLIANCE WITH LEGAL REQUIREMENTS. The Plan and the other obligations of the Corporation under the Plan and any agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Corporation, in its discretion, may postpone the issuance or delivery of Common Stock under any Award as the Corporation may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with applicable laws, rules and regulations.

(c)	NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in any agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Corporation or any of its divisions or Subsidiary Corporations, to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Corporation or such division or Subsidiary Corporation to terminate such Grantee’s employment.

(d)	GRANTEE RIGHTS. No Grantee shall have any claim to be made any Award under the Plan, and there is no obligation for uniformity of treatment for Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by any Award until the date of the issuance of a stock certificate for such shares.

(e)	BENEFICIARY. A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

17. Governing Law.

The Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law.